UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under Rule 14a-12

YRC WORLDWIDE INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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10990 Roe Avenue

Overland Park, Kansas 66211

Preferred Stockholders Of YRC Worldwide Inc.

Your Vote Is Important!

February 4, 2010

Dear YRC Worldwide Preferred Stockholder:

If you are receiving this letter, you were a holder of YRC Worldwide Inc. preferred stock as of the January 4, 2010 record date and are entitled to vote at our Special Meeting of Stockholders scheduled for February 17, 2010. A proxy statement regarding the Special Meeting was mailed to you approximately two weeks ago.

It is important that you vote your shares since not voting is equivalent to voting against Proposals 1 and 2, which contain important amendments to our certificate of incorporation. Even if you have sold your shares since the record date, you still retain the right to vote.

As of our most recent records, we have not received your vote.

Please vote today!

Holders of preferred stock as of the record date are former bondholders who received their preferred shares in the exchange offer that we successfully completed on December 30, 2009. The terms of the exchange offer required us to call this Special Meeting. Because your bonds were converted into common and preferred shares in the exchange offer, you now have an important vote to cast for all shares that you owned as of the record date.

As former bondholders, you also received in the exchange offer shares of common stock of YRC Worldwide, which you are also entitled to vote. Please make certain you vote all of your accounts for your common and preferred stock. You should already have received proxy cards for your common stock accounts in separate mailings.

This mailing contains a proxy card for your preferred shares only. Please make certain that you vote your common shares as well. If you need any assistance in voting your shares, please contact your prime broker or other representative responsible for your account, or call Morrow & Co., LLC at the telephone numbers below.

Proposals 1 and 2 require the affirmative vote of 1) holders of a majority of the outstanding shares of our common stock voting as a separate class and 2) the holders of a majority of the outstanding common and preferred stock voting together as a single class.

Approval of Proposal 1 will allow your preferred stock to automatically convert into common stock following the filing of an amendment to our certificate of incorporation with the Delaware Secretary of State, which we expect will occur on the next business day following the Special Meeting. You should contact your broker to determine how quickly your account will be updated to reflect the conversion of preferred stock to common stock.

Remember: Failure to vote will be the equivalent of a “No” vote. Please vote your proxy today. If you have any questions or need assistance in getting your shares voted, please contact our proxy advisor, Morrow & Co., LLC, at 1-800-662-5200 or call collect at (203) 658-9400.

On behalf of the Board of Directors,

William D. Zollars

Chairman of the Board and

Chief Executive Officer